================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM 8-K
                                 ---------------



                             Current Report Pursuant
                         To Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



                                  June 14, 2000
                Date of Report (Date of Earliest Event Reported)



                             LASER POWER CORPORATION
             (Exact name of Registrant as Specified in its Charter)


                                    DELAWARE
                         (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

               000-22625                             95-3423358
         COMMISSION FILE NUMBER                  (I.R.S. EMPLOYER
                                               IDENTIFICATION NUMBER)


            36570 BRIGGS ROAD
           MURRIETA, CALIFORNIA                        92563
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)           (ZIP CODE)


                                 (909) 926-1866
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
                                ----------------



================================================================================

ITEM 5. OTHER EVENTS.

In its Form 8K filed on June 2, 2000, Laser Power Corporation ("Company") announced that it had entered into an Agreement and Plan of Merger ("Merger Agreement") with Union Miniere U.S.A., Inc. ("Union Miniere"), a subsidiary of n.v. Union Miniere s.a., and ACEC, Inc., a wholly owned subsidiary of Union Miniere whereby Union Miniere, through its subsidiary ACEC, Inc., would commence a tender offer in June for up to 100% of the issued and outstanding shares of the Company's common stock at a price of $4 per share.

On June 5, 2000, II-VI Corporation ("II-VI") presented an offer to the Company whereby it would commence an exchange offer for up to 100% of the issued and outstanding shares of the Company's common stock for a combined consideration of $2.32 in cash and .052 shares of II-VI common stock. The II-VI offer contained a floor on the value of the II-VI stock in the amount of $1.73 a share and a cap in the amount of $2.68 a share. If the volume weighted average trading price of II-IV stock during the twenty trading days prior to the closing of the II-VI exchange offer is below the floor established by II-VI, II-VI offered to increase the amount of stock or cash, at its election, to meet the minimum price. Accordingly, the II-VI offer contained a price range per share of Company stock between $4.05 and $5.00. Following the successful conclusion of the exchange offer and subject to shareholder approval, the Company would be merged into a wholly owned subsidiary of II-VI.

Pursuant to fulfilling its fiduciary duties under Delaware General Corporate Law and as allowed under Section 7.5(b) of the Merger Agreement, the Company's Board of Directors, acting through its financial advisor, conducted due diligence inquiries with II-VI to determine if the consideration provided pursuant to the II-VI offer represents a superior proposal to the consideration offered shareholders under the Merger Agreement. Based on the Board's consideration of the offer, the response by II-VI to the Board's inquiries relating to the offer, and the advice of legal and financial counsel, the Board has determined that the offer of II-VI, as amended in order to address certain concerns expressed by the Board (as described below), provides greater value to the shareholders of the Company and is a Superior Proposal to the offer of Union Miniere (as that term is defined in 7.5(c) of the Merger Agreement). The Company provided Notice of Superior Proposal to Union Miniere on June 14, 2000, and pursuant to the terms of Section 7.5(b) of the Merger Agreement, Union Miniere has two business days in which to make a counter-offer to the Company which is at least as favorable as the offer made by II-VI. If no such counter-offer is made by Union Miniere, then the Company will have the right to terminate the Merger Agreement, subject to payment of the $2,000,000 termination fee, and enter into an agreement with II-VI.

The material terms of the offer by II-VI, as amended, are as follows:

         1. II-VI has offered to commence an exchange offer under which shareholders of the Company will be offered $2.32 in cash and .052 share of II-VI stock. II-VI has offered to protect the value of the stock portion of the exchange offer by raising the floor for the value of II-VI stock to $1.78 and the cap to $2.73. Accordingly, the total minimum price per share payable for Company stock under the exchange offer will be $4.10 and the maximum price will be $5.05. The value of the II-VI stock will be determined based on the volume weighted average trading price of II-VI stock during the twelve days prior to the closing of the exchange offer.

         2. II-VI has offered to reimburse the Company for the $2,000,000 termination fee paid to Union Miniere in the event that the transaction with II-VI does not close under certain conditions. II-VI has further offered to pay the Company a termination fee of $500,000 if an agreement between II-VI and Company is terminated under certain conditions.

         3. II-VI has represented that its offer is not subject to conducting any additional due diligence and that the exchange offer will proceed on a timeline similar to that contemplated in the Merger Agreement. II-VI has further represented that it will not require closing contingencies additional to those contained in the Merger Agreement, other than matters related to the regulatory filings necessary in connection with its exchange offer.

         4. II-VI has offered to enter into an agreement substantially the same as the Merger Agreement, subject to revisions to reflect the foregoing differences in its offer.

Although the Board of Directors has determined that the II-VI offer is superior to the offer contained in the Merger Agreement, it has not accepted the II-VI offer and will not enter into any negotiations or agreement with II-VI until the two day response period provided to Union Miniere under the Merger Agreement has passed and the Merger Agreement has been terminated in accordance with its terms. In the event that Union Miniere makes a counter-offer, the Board of Directors will take such time as is necessary to fulfill its duties to the shareholders and determine if the counter-offer is as favorable or more favorable to the shareholders of the Company as the II-VI offer.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    LASER POWER CORPORATION


Date: June 14, 2000                 /s/ Bernard J. Brady
                                    --------------------------------------------
                                    Bernard J. Brady
                                    Vice President,
                                    Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting Officer)

                                       2